Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of the 31st day of October 2008 (this “Agreement”), by and between Global Brass and Copper, Inc., (the “Company”), a Delaware corporation, and John Walker (the “Executive”), an individual.

WHEREAS, on November 19, 2007, Olin Corporation, a corporation organized under the laws of the Commonwealth of Virginia, (“Olin”) sold the assets relating to Olin’s metal business to the Company or one or more of its subsidiaries, pursuant to a purchase agreement dated as of October 15, 2007 (the “Purchase Agreement”); and

WHEREAS, in connection with the consummation of the transaction contemplated by the Purchase Agreement, the Company desires to enter into an employment agreement with the Executive; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company desires to employ the Executive to serve in the capacity of Chief Executive Officer of the Company and the Executive desires to accept such employment with the Company on the basis set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. Subject to earlier termination or extension as hereinafter provided, the Executive’s employment hereunder shall be for a term of three (3) years, commencing on October 15, 2007 (the “Effective Date”), and shall be automatically extended for one additional year commencing on the first anniversary of the Effective Date and, if initially extended, on each successive anniversary of the Effective Date, unless either party provides notice to the other at least sixty (60) days prior to the first anniversary and if initially extended, the next succeeding anniversary that the Agreement is not to be extended. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as the “Employment Term”.

3. Capacity and Performance.

(a) During the Employment Term, the Executive shall serve the Company as its Chief Executive Officer. The Executive will report directly to the Company’s Board of Directors (the “Board”).

(b) During the Employment Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Affiliates (as defined in Section 12 below) as may be designated from time to time by the Board.

(c) During the Employment Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing or as otherwise provided in Section 8(b) below.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the Employment Term and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Executive will be entitled to the following:

(a) Base Salary. During the Employment Term, the Company shall pay the Executive a base salary at the rate of $770,000 per annum, payable in accordance with the payroll practices of the Company for its executives. Such base salary, as the same may from time to time be increased at the discretion of the Company, is hereafter referred to as the “Base Salary”.

(b) Incentive Bonus Compensation. During the Employment Term, the Executive shall be eligible to participate in the Company’s annual incentive bonus plan which shall include a target bonus for Executive set at 100% of Base Salary (the “Target Bonus”), such percentage being applied on a pro rata basis if the Executive’s Base Salary changes during a particular compensation period. The amount of such bonus, if any, shall be based on achievement of criteria established by the Board and consistent with the business plan of the Company for that year as such business plan is adopted by the Board after consultation with the Executive and such criteria shall be communicated to the Executive in writing within ninety (90) days of the beginning of the fiscal year for which the bonus is measured (each year’s award pursuant to this Section 4(b) shall hereinafter be referred to as the “Bonus”). For the avoidance of doubt, the Executive shall be eligible to receive a full bonus for calendar year 2008 upon achievement of the applicable criteria and the criteria upon which such bonus shall be based have already been communicated to the Executive as of the date hereof. The Executive shall also be eligible to receive a pro rata bonus for the portion of calendar year 2009 prior to commencement of the Company’s next fiscal year, to the extent that the Company is not a calendar year taxpayer during 2009, except to the extent that any such pro rata bonus would result in a duplication of the bonus amount which the Executive is eligible to receive, and the criteria upon which such bonus shall be based shall be communicated to the Executive in writing within thirty (30) days of the date hereof.

(c) Equity Awards. The Executive shall receive a profits interests award with respect to up to 7% of the equity value of the Company pursuant to and in accordance with the Halkos Holdings, LLC Executive Equity Incentive Plan (the “Plan”), adopted by the Management Committee of Halkos Holdings, LLC (“Parent”), the ultimate parent of the Company, within thirty (30) days of the date first set forth above, which award shall be evidenced by a profits interest award agreement (the “Award Agreement”) with the terms and conditions and in the form attached hereto as Exhibit A.

(d) Vacations. During the Employment Term, the Executive shall be entitled to four (4) weeks of vacation per year, subject to the terms and conditions set forth in the Company’s vacation policy applicable to exempt employees, as amended from time to time.

(e) Other Benefits. During the Employment Term and subject to any contribution therefor generally required from executives of the Company, the Executive shall be entitled to participate in any and all Board approved employee benefit plans from time to time in effect, including if applicable any (i) health, disability and welfare plans (excluding the Company’s medical plan), (ii) life insurance plans, (iii) retirement plans and (iv) paid-time-off policies, in each case on the same basis as made available to the Company’s senior executives, except to the extent such plans are in a category of benefits otherwise provided to the Executive (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, terminate, add to or delete any of its employee benefit plans at any time as the Company, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the Employment Term under the following circumstances:

(a) Death. In the event of the Executive’s death during the Employment Term, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any earned but unpaid Bonus for any calendar or fiscal year preceding the year of termination and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation thereof are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). Except as provided in this Section 5(a), the Company shall have no further obligation to the Executive or Executive’s heirs hereunder in the event of the Executive’s death.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes incapacitated during the Employment Term through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform the essential functions of his position, for ninety (90) consecutive calendar days or an aggregate of one hundred twenty (120) calendar days during any period of three hundred and sixty-five (365) consecutive calendar days (such incapacity is hereinafter referred to as “Disability”). In the event of termination of the Executive by the Company for Disability, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation.

(ii) The Company may designate another employee to act in the Executive’s place during any period of the Executive’s Disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e) until the termination of his employment. For the avoidance of doubt, such payment of Base Salary shall be offset by payments for disability benefits pursuant to any Company paid short or long term disability benefit plan, if applicable.

(iii) If any question shall arise as to whether Disability exists during the Employment Term, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to determine whether the Executive is so Disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause (as defined in this Section 5(c) below) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Base Salary earned but not paid through the date of termination. The following shall constitute “Cause” for termination:

(i) committing fraud or gross negligence that, in the case of gross negligence, has a material adverse effect on the business or financial condition of the Company;

(ii) making a willful material misrepresentation to the Board;

(iii) refusing to comply with any material obligations under the Agreement or to comply with a reasonable and lawful instruction of the Board;

(iv) engaging in any conduct or committing any act that is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of the Company;

(v) being convicted of, or entry of a pleading of guilty or no contest to any (i) felony, (ii) lesser crime of which fraud or dishonesty is a material element or (iii) crime of moral turpitude; and

(vi) failing to comply with any material obligations under the Agreement or with any written rules, regulations, policies or procedures of the Company furnished to the Executive that, if not complied with, could reasonably be expected to have a material adverse effect on the business of the Company;

provided, however, that with respect to clauses (iv) and (vi) a termination by the Company for Cause shall be effective only if, within thirty (30) days following the delivery of a notice of termination for Cause by the Company to the Executive, the Executive has failed to cure (if reasonably capable of cure within such thirty (30) day period) any unintentional occurrence which gave rise to Cause.

(d) By the Company Without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then until the conclusion of a period equal to twenty four (24) months following the date of termination (the “Salary Continuation Period”), the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination. Any Base Salary to which the Executive is entitled pursuant to this Section 5(d) shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period, but shall be retroactive to next business day following the date of termination.

(e) By the Executive For Good Reason. Except under the circumstances specified in Sections 2, 5(a), 5(b), 5(c) and 5(d) above, the Executive may terminate his employment for “Good Reason”. For purposes of this Agreement, “Good Reason” means without the Executive’s consent: (i) the Company’s failure to continue Executive in the position of CEO, (ii) the requirement that Executive report to an individual or body other than the Board, (iii) a material diminution in the Executive’s position with the Company or the duties and responsibilities associated with such position (iv) reduction of Executive’s Base Salary or annual Target Bonus opportunity, (v) the Company’s requiring the Executive to relocate to an office more than fifty (50) miles from both the city of Chicago, Illinois and the Executive’s primary place of residence on the date of termination, or (vi) delivery by the Company of a notice not to renew the Employment Term of this Agreement under Section 2. Notwithstanding the above, the events described in clauses (i) through (vi) above shall not constitute Good Reason unless the Executive notifies the Company in writing within 30 days of the initial event giving rise to Good Reason and the Company has failed to cure the circumstances giving rise to Good Reason within 30 days following such notice by the Executive (the “Cure Period”). If the Company fails to so cure prior to the expiration of the Cure Period, then the Executive may terminate his employment for Good Reason. For the avoidance of doubt, if the Executive is offered the same position with a successor corporation the Executive shall not be entitled to terminate his employment for Good Reason and shall not be entitled to any pay or benefits pursuant to this Section 5(e). For the further avoidance of doubt, the Executive hereby acknowledges that as of the date hereof no circumstances exist which entitle the Executive to terminate his employment for Good Reason. In the event of termination in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company without Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement. The parties agree that payment of the amounts specified in Section 5(e) above shall constitute liquidated damages for any default or breach by the Company pursuant to this section and shall satisfy any liability of the Company to Executive in respect of such default or breach.

(f) By the Executive without Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the Executive pursuant to this Section 5(f), the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Executive his Base Salary for the notice period (or for any remaining portion of the period). In such event, the Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

(g) Post-Agreement Employment; Non-Renewal of Employment. For the avoidance of doubt, if the Company timely delivers a notice of non-renewal to the Executive, then the termination of the Executive’s employment at the end of the term of this Agreement shall be treated the same as a termination by the Executive with Good Reason under Section 5(e). If the Executive delivers a notice of non-renewal to the Company, then the termination of the Executive’s employment at the end of the term of this Agreement shall be treated the same as a termination by the Executive without Good Reason under Section 5(e). In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the Employment Term or otherwise, then such employment shall be at will.

6. Effect of Termination. Except as expressly stated to the contrary, the provisions of this Section 6 shall apply to termination either due to the expiration of the Employment Term, pursuant to Section 5 or otherwise.

(a) Payment by the Company of any Base Salary that may be due to the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(e) hereof.

(b) Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) and 5(e), no compensation is earned after termination of Executive’s employment.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any Final

Compensation to which the Executive is entitled under this Agreement are conditioned upon and subject to the Executive’s execution of a general waiver and release of claims in such form as prepared by the Company.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined in Section 12 below), that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of his employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person (as defined in Section 12 below) or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Company may specify, all Documents then in the Executive’s possession or control.

8. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for twenty four (24) months after his employment terminates (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any location where the Company or its Affiliates conducts business or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment. Restricted activity includes without limitation, accepting employment or a consulting position with any direct competitor of the business of the Company or any of its Affiliates. For the purposes of this Section 8, the business of the Company and its Affiliates shall include all Products (as defined in Section 12 below) and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates, except as may be approved from time to time by the Board. The parties agree that the Executive may continue to engage in the board memberships and consulting activities which are set forth on Exhibit B attached hereto, so long as such engagements do not, and could not reasonably, give rise to a conflict of interests or otherwise interfere with the Executive’s duties and obligations to the Company or any affiliates.

(c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not, directly or indirectly, (i) hire or attempt to hire any employee or consultant of the Company or any of its Affiliates or any Person who was an employee or consultant of the Company or any of its Affiliates at any time during the six (6) months preceding the date of such activity, (ii) assist in such hiring by any Person, (iii) encourage any such employee or consultant to terminate his relationship with the Company or any of its Affiliates, or (iv) solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

9. Notification Requirement. Through and up to the conclusion of the Non-Competition Period, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least seven (7) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7 and 8 hereof.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7 or 8 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the

Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that, at the time of reference, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “controls,” “is controlled by” or “under common control with” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person whether through the ownership of voting securities, by contract or otherwise.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(c) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, an unincorporated organization, a governmental authority, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(d) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, or to such other address as either party may specify by notice to the other actually received.

18. Entire Agreement. This Agreement and the Award Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

20. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22. Governing Law. This contract shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

23. Section 409A.

(a) The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) will be compliant with Section 409A. However, in light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to the Company. Notwithstanding the foregoing, neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b) Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and the Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c) If and to the extent that more than one payment hereunder shall constitute “deferred compensation” subject to Section 409A, each such payment shall be designated as a separate payment within the meaning of Section 409A.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company’s duly authorized representative and by the Executive as of the date first above written.

John Walker	Global Brass and Copper, Inc.

/s/ John Walker	By	/s/ Michael Psaros
	Name:	Michael Psaros
Title:

Signature Page to Employment Agreement—Walker